EXHIBIT 99.1

Beazer Homes Announces Changes to the Board

ATLANTA—(BUSINESS WIRE)—December 9, 2025—Beazer Homes USA, Inc. (the “Company”) (NYSE: BZH) announced today the appointment of Howard Heckes as a new independent member of the Board of Directors.
Mr. Heckes is an established leader in the building materials and services industry, most recently serving as Chief Executive Officer of Masonite International, a top global designer, manufacturer, marketer and distributor of doors and door solutions. Prior to Masonite, he was Chief Executive Officer of Energy Management Collaborative, an LED lighting and controls provider, and held various leadership roles at The Valspar Corporation and Newell Brands. Mr. Heckes is currently a member of the board of directors of James Hardie Industries plc (NYSE: JHX) and privately-held Airtron Heating & Air Conditioning.
“We’re excited to welcome Howard to our Board,” said Allan Merrill, Chairman and CEO of the Company. “He brings a wealth of experience across materials and services businesses with strong ties to the homebuilding industry and a long track record of successful leadership. His extensive experience in building materials, home improvement and finding unique points of differentiation to successfully grow businesses will be particularly valuable as we execute our differentiated product strategy.”
In addition to Mr. Heckes’ appointment, the Company also announced that Danny Shepherd is retiring from the Board and will not stand for re-election at the 2026 Annual Meeting of Stockholders. Mr. Shepherd’s retirement and Mr. Heckes’ appointment are part of the Company’s ongoing director refreshment efforts in which three independent directors have retired, and four new independent directors have been appointed to the Board in the past two years.

EXHIBIT 99.1
“On behalf of the Board and our employees, I want to thank Danny for his countless contributions to the Company,” said Mr. Merrill. “His cross-functional expertise has proven invaluable in helping guide our strategic and capital allocation decisions. He has played an integral role in helping position Beazer for long-term value creation.”

About Beazer Homes
Beazer Homes (NYSE: BZH), headquartered in Atlanta, Georgia, is a leading national homebuilder in energy-efficient construction. Building on a legacy spanning nine generations, Beazer crafts homes that deliver savings and lasting value. Our trusted team of experts guide homebuyers through the building and purchasing process to deliver an industry-leading customer experience. With curated design options, buyers can personalize their homes with confidence. Beazer's exclusive Mortgage Choice program provides access to competitive loan offers from multiple lenders, helping homebuyers choose the best financing for their individual needs. Beazer builds in 13 states nationwide. For more information, visit www.beazer.com,, or check out Beazer on Facebook, Instagram and Twitter.

Mark Chekanow, CFA
Vice President, Investor Relations
917.365.0085
investor.relations@beazer.com